Exhibit 3.3

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

OPTIMUMBANK HOLDINGS, INC.

The Articles of Incorporation, as amended, of OPTIMUMBANK HOLDINGS. INC., a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act, and such amendments are set forth as follows:

FIRST: Upon the close of business on the date these Articles of Amendment are filed with the Florida Department of State (the “Effective Time”), each four (4) shares of the Corporation’s Common Stock, par value $.01 per share (“Common Stock”), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Common Stock.

SECOND: The first sentence of the first paragraph (a) of Article III is hereby deleted in its entirety and replaced with the following:

(a)	The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 7,500,000 shares of which 1,500,000 shares shall be common stock, $.01 par value per share (“Common Stock”), and of which 6,000,000 shares shall be preferred stock, no par value (“Preferred Stock”).

The undersigned hereby certifies that the foregoing amendments were approved and adopted by the board of directors of the Corporation on October 18, 2010. Under Section 607.10025 of the Florida Business Corporation Act, the foregoing amendments do not require any action by the holders of the Corporation’s common stock. The Reverse Stock Split will not adversely affect the rights or preferences of the holders of outstanding shares of the Corporation’s common stock, and the percentage of authorized shares of the Corporation’s common stock remaining unissued after the Reverse Stock Split will not exceed the percentage of authorized shares of the corporation’s common stock that were unissued before the Reverse Stock Split.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment, effective as of this 3     day of November, 2010.

OPTIMUMBANK HOLDINGS, INC.

By:	/s/ Richard L. Browdy
Richard L. Browdy
President and Chief Financial Officer